                                                                EXHIBIT 10.17(b)


                      Morgantown Base-Load Units 1 and 2
                     Coal-Fired Electric Generating Units

                        Ownership & Operation Agreement

                    Morgantown OL1 LLC, Morgantown OL2 LLC,
            Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5
               LLC, Morgantown OL6 LLC, Morgantown OL7 LLC, and
                       Southern Energy Mid-Atlantic, LLC



                               December 19, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
1.     Definitions...........................................................................................     1
2.     Effective Date........................................................................................     4
3.     Ownership of Project..................................................................................     4
4.     Designation of Interim Operator and Operator; Provisions Relating to Operator.........................     5
5.     Payment to Interim Operator and Operator..............................................................     6
6.     Removal of Operator; New Operator.....................................................................     7
7.     Costs of Operation....................................................................................     8
8.     Operating Budget......................................................................................     9
9.     Operation and Maintenance Payments....................................................................    10
10.     Coal Fuel............................................................................................    10
11.     Scheduling of Power and Energy.......................................................................    11
12.     Scheduling of Outages................................................................................    12
13.     Accounting and Reports...............................................................................    12
14.     Insurance............................................................................................    13
15.     Project Committee....................................................................................    14
16.     Arbitration..........................................................................................    18
17.     Damage to the Project................................................................................    18
18.     Release of Consequential Damages.....................................................................    20
19.     Default..............................................................................................    20
20.     Uncontrollable Forces................................................................................    22
21.     Transfers and Assignments............................................................................    22
22.     Representations and Warranties of Parties............................................................    23
23.     Obligations Are Several..............................................................................    23
24.     Notices..............................................................................................    24
25.     Implementation.......................................................................................    24
26.     Conflict with Facility Leases........................................................................    24
27.     Regulatory Approval..................................................................................    25
28.     Rule Against Perpetuities............................................................................    25
29.     Termination of Project...............................................................................    25
30.     Term.................................................................................................    25
31.     Waiver of Right to Partition.........................................................................    26
32.     Miscellaneous........................................................................................    26

                       OWNERSHIP AND OPERATION AGREEMENT

                      MORGANTOWN BASE-LOAD UNITS 1 AND 2
                     COAL-FIRED ELECTRIC GENERATING UNITS
                     ------------------------------------

               THIS OWNERSHIP AND OPERATION AGREEMENT (this "Agreement") is made
                                                             ---------
as of December 19, 2000, by and between the following parties: each of MORGANTOWN OL1 LLC, MORGANTOWN OL2 LLC, MORGANTOWN OL3 LLC, MORGANTOWN OL4 LLC, MORGANTOWN OL5 LLC, MORGANTOWN OL6 LLC, and MORGANTOWN OL7 LLC, each a Delaware limited liability company (each, together with its successors and permitted assigns, an "Owner" and, collectively, the "Owners"), and SOUTHERN ENERGY MID-
             -----                          ------
ATLANTIC, LLC, a Delaware limited liability company ("SEMA").
                                                      ----

                                  WITNESSETH:
                                  ----------

         WHEREAS, each of the Owners owns, as a tenant in common, an undivided interest in the Project;

         WHEREAS, each Owner will lease such undivided interest to SEMA, and SEMA will lease such undivided interest from each Owner, pursuant to the Facility Lease Agreement dated as of December 19, 2000 between such Owner, as Owner Lessor, and SEMA, as Facility Lessee (each such agreement, a "Facility
                                                                    --------
Lease");
-----

         WHEREAS, at any time during which SEMA is leasing at least one undivided interest pursuant to a Facility Lease, SEMA will operate and maintain the entire Project;

         WHEREAS, upon the termination of SEMA's leasehold interest in all undivided interests in the Project, the Owners, acting collectively pursuant to the provisions hereof, may wish to appoint SEMA (or an affiliate of SEMA) or another operator as operator of the Project; and

         WHEREAS, the parties desire to establish the terms and conditions relating to their ownership, as tenants in common, and the operation and maintenance of the Project and related facilities;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein stated and the performance thereof, all as hereinafter set forth, the parties hereto mutually agree as follows:

1.   Definitions
     -----------

          (a) "Agreement" is defined in the preamble.

          (b) "Arbitrator" is defined in Section 16.

          (c) "Capital Additions" means additions, improvements, enhancements, betterments and replacements to the Project that are necessary to assure design capability, efficiency, and reliability of the Project or that are required by law or by any governmental agency having jurisdiction over the Project.

          (d) "Capital Retirements" means those physical elements of the Project removed from service or used with the intent that the items so removed will not be placed back into service.

          (e) "Closing Date" shall mean December 19, 2000 or such later date on which the closing of the Facility Leases shall have occurred.

          (f) "Commencement Date" means, when used with respect to any Owner (or any Project User deriving its interests hereunder from any Owner), the date of expiration or earlier termination of such Owner's Facility Lease in circumstances where SEMA or its designee has not acquired the Owner's undivided interest in the Project.

          (g) "Committee" means the committee provided for in Section 15 hereof.

          (h) "Common Facilities" means the "Shared Facilities", as such term is defined in the Shared Facilities Agreement dated as of December 19, 2000 between SEMA and each of the Owners.

          (i) "Costs of Operation" shall have the meaning set forth in Section 7 hereof.

          (j) "Elective Capital Additions" means additions, betterments, and replacements to the Project that are not Capital Additions.

          (k) "Escalated" means, with respect to any amount and as at any date of determination, such amount as multiplied by a quotient (a) the numerator of which is the Consumer Price Index for all Urban Consumers - U.S. City Average (all items) as published by the Bureau of Statistics of the United States Department of Labor (or if the publication of the Consumer Price Index is discontinued, a comparable index similar in nature to the discontinued index which clearly reflects that diminution (or increase) in the real value of the purchasing power of the U.S. Dollar (hereafter in this definition referred to as the "index")) reported for the calendar year immediately preceding such date and
(b) the denominator of which is equal to the index reported for December, 2000.

          (l) "Facility Lease" is defined in the second WHEREAS clause.

          (m) "Final Commencement Date" means the first date on which there are no longer any Facility Leases in effect.

          (n) "Initial Commencement Date" means the first Commencement Date that occurs subsequent to the execution and delivery of this Agreement.

          (p) "Net Generating Capability" means the generating capacity and associated energy of the Project, less the amount of such electrical capacity and associated energy used in the production thereof, all as determined at any time by the Operator under guidelines developed by the Committee.

          (q) "Operation Trust Account" is defined in Section 9.

          (r) "Operator" is defined in Section 4(b) hereof.

          (s) "Owners" is defined in the preamble.

          (t) "Person" means any individual, partnership, corporation, limited liability company, trust, joint venture, or unincorporated organization.

          (u) "Project" means the Morgantown Base-Load Units 1 and 2, 1,164 megawatt (net) coal-fired electric generating units located in Charles County, Maryland and more fully described in Exhibit B to each Facility Lease.

          (v) "Project Agreements" means this Agreement together with any and all agreements related to the operation, use, maintenance or ownership of the Project, including, without limitation, agreements relating to fuel supply and transmission and interconnection of power.

          (w) "Project Share" shall have the meaning set forth in Section 3(b) hereof.

          (x) "Project User" means any Owner (except to the extent that such Owner is leasing as lessor its undivided interest in the Project, or any part thereof, to SEMA).

          (y) "Prudent Utility Practice" at any particular time means (i) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time or (ii) with respect to any matter to which clause (i) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of any governmental or regulatory authority of competent jurisdiction.

          (z) "SEMA" is defined in the preamble.

2.   Effective Date
     --------------

          This Agreement is being executed as of December 19, 2000; provided,
                                                                    --------
however, that this Agreement shall become effective, with respect to SEMA and
-------
any Owner, on and as of the Commencement Date with respect to such Owner, and neither SEMA nor any Owner hereunder shall have any right, obligation, or liability hereunder until such Commencement Date.

3.   Ownership of Project
     --------------------

          Subject to the terms and conditions hereinafter set forth, ownership of the Project and each part thereof shall be as follows:

          (a) The Project and each part thereof shall be owned by the Owners as tenants in common, with each Owner's respective undivided interest initially being in the following percentage:

          Name of Owner                                  Percentage Ownership

          Morgantown OL1 LLC                             35.0000000000%
          Morgantown OL2 LLC                             28.3333333333%
          Morgantown OL3 LLC                              8.3333333333%
          Morgantown OL4 LLC                              8.3333333334%
          Morgantown OL5 LLC                              5.0000000000%
          Morgantown OL6 LLC                              6.6666666667%
          Morgantown OL7 LLC                              8.3333333333%


          (b) Each Project User shall have a project share ("Project Share"), as
                                                             -------------
of any date of determination, equal to the sum of the percentages of undivided interests in the project owned (and not leased to another Person) by such Project User as of such date.

          (c) Subject to the terms and conditions hereof, each Project User shall be entitled to schedule the generation of, and take an amount of, electrical capacity up to but not to exceed its Project Share of the Net Generating Capability.

          (d) Each Owner and each Project User shall promptly take all action (including, but not limited to, obtaining and maintaining in full force and effect all requisite governmental, regulatory, and other authorizations) necessary for participation by such Owner or Project User in the ownership, operation and maintenance of the Project as contemplated hereby. Each Owner and Project User shall promptly take such action (including, but not limited to, the execution, acknowledgment, delivery and recordation of instruments of conveyance and for release of security interests) as may reasonably be requested by any other Owner or Project User to effect, evidence or vest each Owner's or Project User's respective interests in the Project.

          (e) Each of the Project Users and their designated agents shall have the right at all reasonable times to inspect the Project and all Project records. The Operator shall provide access and safe and sufficient equipment and facilities required for such inspection.

4.   Designation of Interim Operator and Operator; Provisions Relating to
     --------------------------------------------------------------------
Operator
--------

          (a) Interim Operator. It is acknowledged and agreed that from the
              ----------------
Initial Commencement Date to the Final Commencement Date (to the extent applicable), SEMA (or its successors or permitted assigns) shall act as the operator of the Project (the "Interim Operator") upon terms and conditions
                              ----------------
(including with respect to fees) that are commercially reasonable and consistent with Prudent Utility Practice at the time with respect to generating facilities similar to the Project. SEMA, as Interim Operator, and each Owner as to which this Agreement has become effective shall negotiate in good faith a supplement to this Agreement setting forth such terms and conditions. It is acknowledged and agreed that in no event shall SEMA, as Interim Operator, be obligated to act in any manner inconsistent with or more burdensome than the terms and conditions of any Facility Lease then in effect (including the operation and maintenance provisions thereof). So long as SEMA is leasing at least one undivided interest in the Project pursuant to a Facility Lease, SEMA may not assign, transfer or delegate its responsibilities as Interim Operator except in accordance with
Section 23.4 of the applicable Facility Lease.

          (b) Operator After Final Commencement Date. From and after the Final
              --------------------------------------
Commencement Date, the Project Users may appoint an operator (together with its successors and permitted assigns in such capacity, the "Operator") upon the vote
                                                        --------
of at least 64% of the total Project Users. Upon appointment of an Operator, such Operator and each of the Owners shall enter into a supplement to this Agreement pursuant to which such Operator shall agree to be bound by the terms of this Agreement and containing such other terms as the Owners and such Operator may agree. The Operator may be removed and replaced by the Committee in accordance with Section 6.

          (c) The Operator, as agent for and on behalf of the Owners and the Project Users, shall operate and maintain the Project, hire all Project personnel, and pay all Costs of Operation, all in accordance with Prudent Utility Practice, and any applicable laws, regulations, orders, permits and licenses, now or hereafter in effect, of any governmental or regulatory authority having jurisdiction.

          (d) The Operator shall not assign, transfer or delegate, voluntarily or by operation of law, its responsibilities as Operator hereunder to any Person without the written approval of Committee members representing at least 66.67% of the total Project Shares. Thereafter, the Operator may resign as operator upon at least one year's prior written notice to the Project Users, in which event it shall cooperate with all reasonable requests of each other party hereto for purposes of locating a replacement Operator. The Committee shall thereupon appoint a new Operator in accordance with Section 6.

          (e) In every instance where Operator is required by any of the Project Agreements to act as agent for and on behalf of any or all of the Owners and/or Project Users, Operator is hereby granted and shall have the power to exercise authority to do everything necessary, proper and usual, in the ordinary course of business, for effecting the purpose of its agency, including, but not limited to, the power to enter into contracts with third parties on an arm's-length basis for and on behalf of the Owners and/or Project Users, the power to make and receive payments, the power to initiate, compromise or settle claims with third parties, the power to act as agent in its own name, and the power to appoint subagents. The Operator shall exercise such agency power in accordance with any guidelines established by the Committee. The grant of such agency powers to Operator shall remain in effect until the Project is terminated as described in Section 29.

          (f) The Operator shall maintain a work force of able and efficient manpower, and as employer of the work force, Operator shall hire and fire personnel as necessary. The work force will be employed in the classifications necessary to operate and maintain the Project in accordance with the terms hereof. The Operator shall negotiate any contracts entered into with unions and set wage scales for nonunion personnel.

          (g) The Operator shall maintain a training program as necessary to assure the availability of qualified personnel for the operation and maintenance of the Project. If such training program utilizes facilities of Operator other than Project facilities, the reasonable costs of such use of facilities shall be allocated on an equitable basis to Costs of Operation hereunder. The Operator shall make such training program and reasonable use of Project facilities available to employees of the other Project Users for the purpose of training and the costs of such training shall be apportioned equitably between the Project and such other Project Users.

          (h) The Operator shall pay promptly all sums due employees or due any governmental or other agency on their behalf or on account of their employment and shall not permit any labor or other claims to become a lien against the property of the Owners or Project Users, other than claims that are being contested in good faith and for which adequate reserves have been set aside.

          (i) The Operator shall develop and maintain a safety program for protection of personnel and equipment. Subject to the rights of the other Owners and Project Users to inspect the Project, the Operator shall control access to the Project.

          (j) The Operator shall develop and maintain a predictive and preventive maintenance program in accordance with Prudent Utility Practice.

5.   Payment to Interim Operator and Operator
     ----------------------------------------

          (a) Interim Operator Fees. It is agreed that from and after the
              ---------------------
Initial Commencement Date and prior to reaching an agreement on the terms and conditions applicable to the Interim Operator pursuant to Section 4, the Interim Operator shall be entitled to receive from each of the Owners as to which this Agreement has become effective, such Owner's pro rata portion of the following amounts: (i) reimbursement of operation and maintenance expenses incurred by the Interim Operator in connection with the operation and maintenance of the Project; and (ii) a fee equal to the then prevailing rate being charged for the same or similar services in the wholesale power generation industry (as determined by a third-party engineering consulting firm selected by the Owner(s) and acceptable to the Interim Operator) as compensation for its services as Interim Operator. Such amounts shall be payable monthly within ten (10) business days of receipt by the applicable Owner of an invoice, together with reasonable supporting documentation with respect to operation and maintenance expenses for which the Interim Operator is seeking reimbursement. In the event that any Owner shall dispute any portion of any monthly invoice submitted pursuant to this
Section 5, such Owner shall give written notice of such dispute to the Interim Operator. Such notice shall identify the disputed statement, state the amount in dispute and set forth a full statement of the grounds on which such dispute is based. The Interim Operator and the Owner shall negotiate in good faith to resolve such dispute, and if such dispute cannot be resolved by such negotiation, it shall be submitted to arbitration in accordance with Section 16. Each of the parties shall continue to perform their obligations hereunder pending resolution of such dispute by arbitration. In the event that such arbitration is decided in favor of the Interim Operator and the Owner fails to pay amounts due hereunder after the rendering of such decision, the Interim Operator shall be entitled to either suspend acting as operator hereunder with respect to such Owner or to withhold the disputed amount from any payment which the Interim Operator would otherwise be required to make to such Owner with respect to such Owner's interest in the revenues of the Project.

          (b)  Operator Fees. Each Owner shall pay to Operator its Project Share
               --------------
of the following as compensation for Operator's performance of its obligations hereunder:

          (i) an annual fee equal to the then prevailing rate being charged for the same or similar services in the wholesale power generation industry, payable in arrears commencing on the first anniversary of the date of such appointment and each successive anniversary thereafter until Operator resigns or is earlier terminated; and

          (ii) reimbursement of Costs of Operation incurred by Operator (such costs to be evidenced by documentation reasonably satisfactory to the Committee).

6. Removal of Operator; New Operator
   ---------------------------------

          (a)  For Cause. Committee members representing at least 64% of the
               ---------
total Project Shares may remove Operator for any of the following reasons:

          (i) If Operator sells or transfers all or substantially all of its assets, or makes a general assignment for the benefit of its creditors, or institutes a proceeding in bankruptcy, or if a receiver, trustee, custodian or assignee is appointed on account of its insolvency, and the Committee shall have given Operator seven (7) days notice thereof;

          (ii) If any representation or warranty made by Operator hereunder shall fail to be true and accurate when made or deemed made, and such failure is not cured by Operator within twenty (20) days of receipt of notice thereof; or

          (iii) If at any time Operator materially fails to perform its obligations hereunder or, pursuant to the authority granted hereunder, under any other Project Agreement in accordance with (a) Prudent Utility Practices, (b) any and all applicable laws and regulatory requirements, or
     (c) the terms of this Agreement or such other Project Agreement, and such failure is not cured by Operator within twenty (20) days of receipt of notice thereof.

          (b)  Without Cause. Committee members representing at least 64% of the
               -------------
total Project Shares may terminate Operator without cause on ninety (90) days' written notice to Operator.

          Following the removal of the Operator under this Section 6, or the resignation of the Operator under Section 4(d), a new operator shall be appointed with the approval of Committee members representing at least 64% of the total Project Shares and upon the assumption by such new operator in writing of all of Operator's obligations hereunder. Notwithstanding the foregoing or anything else herein to the contrary, the Initial Operator may not be removed so long as at least one Facility Lease is still in effect.

7. Costs of Operation
   ------------------

          Costs of Operation means all expenses incurred in or relating to the operation and maintenance of the Project, including, but not limited to:

          (a) Payroll, including related fringe benefits and payroll taxes, of direct, full-time Project employees;

          (b) Payroll of Operator's employees, other than those charged to its administrative and general expenses, on an actual time basis including related fringe benefits and payroll taxes;

          (c) Materials and supplies, including related purchasing and handling costs;

          (d) Reasonable traveling expense, including use of Operator's transportation equipment;

          (e)  Purchased power costs;

          (f) Fuel supply costs and power transmission and interconnection costs;

          (g)  All costs of insurance obtained pursuant hereto;

          (h) All costs relating to injury or damage (whether incurred by an Owner, Project User, or any other Person) arising out of the operation or maintenance of the Project (other than any claims released pursuant to Section 18 and any costs relating to injury or damage sustained as a result of the gross negligence or willful misconduct of such Owner, Project User, or other Person), less proceeds received under insurance maintained pursuant hereto or pursuant to any contract relating to the operation or maintenance of the Project;

          (i) All federal, state and local taxes and payments in lieu of taxes legally required to be paid in connection with ownership, operation, or maintenance of the Project, except any tax or payment in lieu of taxes assessed or charged directly against any individual Owner, Project User, or Operator unless such tax or payment was assessed or charged to the individual Owner, Project User, or Operator on behalf of the Project; and

          (j) Administrative and general costs of Operator applicable to Project operation and maintenance as reasonably determined by Operator in good faith.

          The parties agree that, notwithstanding the foregoing, any cost or expense required to be incurred solely as a result of a Project User's lease or financing of its Project Share shall be borne by such Project User and shall be excluded from the definition of Costs of Operation.

8.   Operating Budget
     ----------------

          (a) As soon as practicable after the Final Commencement Date and on or before September 1 of each year thereafter, the Operator shall submit to the Committee a budget of its estimate of Costs of Operation by calendar months for the operating year beginning the following January 1. Such budget shall be subject to approval by the Committee. The Committee shall approve such budget or a revised budget on or before November 1 in any such year; provided, that if
                                                           --------
such budget or revised budget is not approved by such date, the budget for the next calendar year shall be the then-existing budget, as Escalated. The budget will list the work force and expense therefor, materials, supplies, and other expenses associated with the Project's normal maintenance program. Extraordinary items of maintenance will be detailed to set forth the cost of labor required beyond that available from the regular work force and other expenses which will be incurred. The Operator will submit budget revisions as may become necessary from time to time during any operating year, which revisions the Committee shall promptly consider and which shall similarly be subject to approval by the Committee. Expenditures for operating and maintenance purposes with respect to the ensuing year shall be made in accordance with such approved budget, except as may be required in an emergency.

          (b) The Operator will notify each Project User as soon as practicable of any emergency, forced outage, reduction in Net Generating Capability, or instance of unforeseen maintenance restricting production below that required by the Project Users when repairs could be effected more rapidly by expenditure of overtime and other expediting costs. Unless authorized by the Committee as Costs of Operation, Project Users desiring accelerated repairs will share pro rata, according to their respective Project Shares, the expediting costs expended to return the Project to the required operating level at an earlier date.

          (c) The Owners and Project Users recognize that it will be necessary for continued operation of the Project, or to maintain the Project in operable condition, that the Operator be in a position to meet commitments for payroll, repairs and replacements, materials and supplies, services and other expenses of a continuing nature in order that it may fulfill its obligations hereunder. Accordingly, notwithstanding any of the provisions of this Section 8, the Operator, on behalf of the Owners and Project Users, may make all expenditures in the normal course of business or in an emergency, all as the same are necessary for the proper and safe operation and maintenance of the Project. As soon as practicable after the making of any such expenditures (but in any event within five (5) days thereof), the Operator shall make a full report thereof to the Committee. The Operator shall take any action required by a final and binding order of any public authority having jurisdiction or in any emergency for the safety of the Project.

9.   Operation and Maintenance Payments
     ----------------------------------

          (a) At such time as the Committee shall determine, Operator shall establish a separate trust account ("Operation Trust Account") with a bank
                                     -----------------------
located in the State of Maryland. Sums of money for Costs of Operation shall be deposited therein and the Operator shall withdraw and apply funds therefrom only as necessary to pay Costs of Operation.

          (b) Upon establishment of the Operation Trust Account, and on each anniversary thereof, each Project User shall deposit (or cause to be deposited) into the Operation Trust Account its Project Share of a working fund in an amount established by the Committee as sufficient (taking into account the approved budget under Section 8(a)) for the operation of the Project during the next calendar year. The Operator shall periodically notify each Project User a reasonable period of time in advance, as determined from time to time by the Committee, or, in the event of an emergency, as soon as practicable, of expenditures for Costs of Operation. Whether or not such expenditures are provided for in the budget, each Project User shall deposit (or cause to be deposited) its Project Share of such expenditures in the Operation Trust Account in funds immediately available on the dates specified in the notification.

10.  Coal Fuel
     ---------

          (a) The Operator agrees to order, pursuant to agreements or other arrangements reasonably satisfactory in form and substance to each Project User, an amount of coal sufficient to generate the minimum energy required by Section 11(d) of this Agreement so as to comply with its obligations hereunder. Subject to the foregoing, the Operator shall timely schedule coal deliveries necessary to meet the generating requirements of the Project Users pursuant to Section 11 of this Agreement. The Committee shall prescribe a procedure for equitably allocating to each Project User the tonnage of coal consumed in each twenty-four
(24) hour period.

          (b) Complete records shall be kept by Operator as prescribed by the Committee, including tons of coal consumed, the Btu content thereof, the amounts allocated to the respective Project Users, the tonnage in and out of storage, the tonnage each Project User has in storage and the remaining storage capacity available.

          (c) Annually the Operator shall compute price adjustments for Btu content of coal pursuant to each coal supply agreement and furnish notification thereof to each Project User and to each coal supplier.

11.  Scheduling of Power and Energy
     ------------------------------

          (a) Each Project User shall furnish its power generation schedule to the Operator in accordance with the procedures hereinafter set forth and shall be entitled to schedule and take an amount of electrical capacity and energy up to but not to exceed its Project Share of the Net Generating Capability. Subject to the terms and conditions contained in the Project Agreements, the Operator will operate the Project in accordance with such generation schedules. The procedure for scheduling generation during the period from the Initial Commencement Date to the Final Commencement shall be agreed to by the Interim Operator and each such Project User and set forth in the supplement referred to in Section 4.

          (b) Before 4:00 p.m. Eastern Time of each day, the Project Users shall make available to Operator the hourly schedules of desired power generation for the following day or days. Changes in such scheduled generation may thereafter be made at any time by a Project User.

          (c)  [Reserved].

          (d) Each Project User's schedule of power generation shall not be less at any time than such Project User's Project Share of the minimum generating capability of the Project, unless otherwise agreed by all Project Users.

          (e) The Committee shall, as soon as necessary information is available, establish guidelines for determination of minimum operating capability for each unit of the Project, normal rate of change of generation, and Net Generating Capability.

          (f) The Operator shall make commercially reasonable efforts to hold deviations from schedule to a minimum. Unless otherwise agreed among the Project Users, actual generation in any hour shall be apportioned among the respective Project Users in proportion to the respective Project Share of the Project Users; provided, however, that, unless agreed by all Project Users, no Project
       --------  -------
User shall be entitled to receive deliveries of energy in excess of its Project Share of the Net Generating Capability.

          (g) When the actual Net Generating Capability of the Project during any particular hour is for any reason reduced from its anticipated level, the amount of energy available to each Project User, except as may otherwise mutually be agreed, shall be equal to such Project User's Project Share of reduced Net Generating Capability and the schedule for each Project User which had more energy scheduled than is available for such Project User shall be appropriately reduced for such hour. The Operator shall notify each Project User as promptly as practicable of the new Net Generating Capability or of any change in operating limits.

12.  Scheduling of Outages
     ---------------------

          (a) The Operator shall schedule outages for major maintenance as required by applicable law or by Prudent Utility Practice.

          (b) The Operator shall schedule all unit outages for inspection and routine maintenance; provided, however, that any outages (i) required by
                     --------  -------
governmental agencies having jurisdiction, (ii) to avoid hazard to the Project or to any person or property or (iii) necessary to comply with Prudent Utility Practice shall be scheduled by the Operator as required, with notice to the Owners as soon as practicable (but in any event within two (2) days) thereafter.

13.  Accounting and Reports
     ----------------------

          With respect to clauses (a) through (e) below, commencing on the Final Commencement Date:

          (a) Operator shall keep up-to-date Project books and records of Project financial transactions and other arrangements in carrying out the terms of this Agreement. Such books and records shall contain information supporting the allocation of Operator's administrative and general costs associated with the Project. Such books and records shall be retained by Operator for such period as is required by the rules and regulations of the Federal Energy Regulatory Commission or such longer period determined by the Committee and shall be made available for inspection and audit by each of the Owners and Project Users at any reasonable time and upon reasonable notice.

          (b) Any contract with any consultant or contractor of Operator providing for reimbursement of costs or expenses of any kind shall require the keeping and maintenance of books, records, documents and other evidence pertaining to the costs and expenses incurred or claimed under such contract to the extent, and in such detail, as will properly reflect all costs related to this Agreement and shall require such books, records, documents and evidence to be made available to each of the Owners and Project Users at all reasonable times and upon reasonable notice for review and audit. Each of the Owners and Project Users shall have the right at all reasonable times and upon reasonable notice to examine and copy all plans, specifications, bids and contracts relating to the Project provided that proprietary information subject to confidentiality agreements shall only be disclosed in accordance with the terms of such agreements.

          (c) All accounts shall be kept so as to permit conversion to the system of accounts prescribed for electric utilities by the Federal Energy Regulatory Commission, but the manner in which accounts are kept pursuant to this Agreement is not intended to be determinative of the manner in which they are treated in the books of account of the Owners or Project Users.

          (d) Operator shall cause all books and records to be audited annually by independent Certified Public Accountants of national reputation acceptable to all the Project Users. Copies of such audits shall be supplied to each Owner and Project User. The cost of such annual audits shall be a Cost of Operation. Any Owner or Project User may request a more frequent audit, but in that case the requesting Owner or Project User shall pay the costs of such audit.

          (e) Operator shall furnish to each Project User monthly statements of Costs of Operation and monthly operation and maintenance reports in accordance with guidelines established by the Committee. The Operator shall also furnish to each Owner and Project User such other reports as may from time to time reasonably be requested by such Owner or Project User. At the reasonable request of an Owner or Project User, Operator shall provide certificates signed by a responsible officer of Operator or an individual designated by him for such signature setting forth the status of Costs of Operation and application of funds. The certificate shall be in such form and contain such information as is reasonably requested by such Owner or Project User.

          (f) The parties hereto do not intend to form a partnership for U.S. federal income tax purposes or any other purpose. However, in the event that they shall be so deemed by virtue of the Project, the Common Facilities, any of the Project Agreements, or any combination thereof, the parties hereto intend to be deemed to have made an election pursuant to Section 761(a) of the Internal Revenue Code to exclude such organization from the application of the provisions of Subchapter K of the Internal Revenue Code. In addition, at the request of any Owner or Project User, the parties shall file such an election under Internal Revenue Code Section 861(a).

14.  Insurance
     ---------

          Commencing on the Final Commencement Date:

          (a) The Operator shall procure at the earliest practicable time and thereafter maintain in effect at all times hereinafter provided, to the extent available at reasonable cost and in accordance with standards prevailing in the utility industry for projects of similar size and nature, adequate insurance coverage of the Project with responsible insurers, with each Owner and Project User as a named assured and with losses payable to the respective Owners and Project Users for their benefit as their respective interests may appear, to protect and insure against: worker's compensation and employer's liability, public liability for bodily injury and property damage, all risks of physical damage to property or equipment, including transportation and installation perils, and such other insurance as the Committee deems necessary, with reasonable limits and subject to appropriate exclusions, and deductibles. Self-insurance under the State of Maryland workers' compensation laws may be substituted for the referenced workers' compensation and employer's liability insurance and the Project Users agree to cooperate to establish a procedure whereby the cost of such self-insurance shall be levelized over a three (3) to five (5) year period.

          (b) Each Owner and Project User shall ensure that each of its policies of insurance that may be applicable to any claims arising in connection with the Project shall provide a waiver of the insurer's rights of subrogation against, or name as additional assureds, all the other Owners and Project Users and their respective officers, directors, agents and employees. To the extent permitted by its insurance policies, each Owner and Project User waives any rights of subrogation against all the other Owners and Project Users, and their officers, directors, agents and employees, for losses, costs, damages, or expenses arising out of the operation, maintenance, reconstruction or repair of the Project.

          (c) Copies of all policies of insurance procured pursuant to Section 14(a) shall be provided to each Owner and each Project User. Upon request of an Owner or Project User, any Owner or Project User will provide copies of policies of insurance described in Section 14(b). Operator shall notify the Owners and Project Users of the assertion of any claim in excess of $1,000,000 against the Project immediately upon assertion of the same, or of the occurrence of an event likely to result in the assertion of such a claim. All claims for lesser amounts shall be reported annually by Operator to the Owners and Project Users. The insurance program, policies and coverages referred to in this Section 14 shall be reviewed annually by the Committee.

15.  Project Committee
     -----------------

          From the period on and after the Final Commencement Date:

          (a) There shall be established a Committee to facilitate effective cooperation, interchange of information and efficient management of the Project, on a prompt and orderly basis. The Committee shall be composed of not more than six (6) members. Each Project User (or its successors and assigns acting collectively) shall appoint one (1) Committee member. Each Committee member shall have the right to vote the Project Share of the Project User (or its successors and assigns) that appointed such member. A member shall vote the entire Project Share represented by such member as a unit.

          (b) Each Project User shall notify all of the other Project Users of the Committee member initially appointed by it. Any Project User (or its successors and assigns acting collectively) may change its appointment by giving written notice of the change to all of the other Project Users. Any Project User (or its successors and assigns acting collectively) may appoint an alternate or alternates to serve on the Committee in the absence of the regular Committee member or to act on specified occasions or with respect to specified occasions or with respect to specified matters. Any reference herein to "Committee member" includes the member's alternate in the absence of the member.

          (c) The Committee shall meet regularly, but not less often than once in each calendar quarter, as may be agreed upon, and at such other times as requested by any Committee member upon three days' written notice. Meetings of the Committee may be held or members thereof may participate in a meeting of such Committee by means of telephone conference or similar means by which all persons participating in the meeting can hear each other. Participation in a meeting by means of telephone conference or similar means shall constitute presence in person at the meeting. The Committee shall designate a Chairman, may appoint such subcommittees as it deems necessary or appropriate and may, by unanimous action, delegate approval authority to such subcommittees. Operator shall prepare written minutes of all meetings and distribute them to each Committee member within a reasonable time after each meeting.

          (d) Any action which may be taken at a meeting of the Committee may be taken without a meeting if all Committee members consent in writing. The Committee may, by unanimous action, adopt written procedures for review and approval of matters requiring Committee approval, which procedures may include, but are not limited to, modifying maximum allowable times for approval, waiver of portions of information required, and advance approvals.

          (e) Operator shall use commercially reasonable efforts to keep all members of the Committee informed of all significant matters with respect to operation and maintenance of the Project (including, without limitation, engineering studies, fuel reports, environmental reports and budgets) and, when practicable, in time for members to comment thereon before decisions are made, and shall confer with the Committee, or separately with members thereof, during the development of any of Operator's proposals regarding such matters when practicable to do so. Upon request of any Committee member, Operator shall furnish or make available, with reasonable promptness and at reasonable times, any and all other information relating to operation and maintenance of the Project.

          (f) Operator shall submit each of the matters listed below to the Committee for approval, which approval must be by a vote of the Committee members representing at least 64% of the total Project Shares:

               (i) Any proposal made by two Committee members appointed by Project Users, except as provided in Sections 15(j) and 15(k);

               (ii) Operating budgets and changes therein, except as provided in Section 15(j);

               (iii)   [reserved];

               (iv) Award of any contract or payment of any controverted claim, in each case in excess of $1,000,000 in any single instance and $5,000,000 in the aggregate;

               (v) Any change in the insurance coverages, including limits and choice of insurers;

               (vi) Whether to repair the Project if damage thereto is in excess of $2,000,000, including any recommendation whether to repair in whole or in part or to remove from service, and the budget for any such repair.

               (vii) Disposition of surplus property having a value of such minimum amount as is established by the Committee;

               (viii) Settlement of third party claims against the Project in excess of $1,000,000 with respect to any single claim and $5,000,000 in the aggregate;

               (ix) Any proposal by Operator to issue a purchase order to or contract with any other Project User for facilities, goods, services, or other items to be provided to the Project in excess of $200,000 with respect to any single purchase order or contract and in excess of $2,000,000 in the aggregate; and

               (x) Any other action required to be taken by the Committee pursuant to this Agreement for which a procedure or voting percentage for reaching approval is not otherwise specifically provided.

          (g) All proposals of Operator relating to any matters regarding the operation and maintenance of the Project submitted to the Committee under any provisions of the Project Agreements shall include itemized cost estimates and other details sufficient to support a comprehensive review. Upon request, Operator shall furnish or make available all supporting reports, analyses, recommendations or other documents pertaining thereto. Operator shall prepare and furnish such documents to each

Project User as may be required by any regulatory authority to be maintained by such Project User.

          (h) If any matter submitted to the Committee under section 15(f) above is not approved by a vote within 10 days after the original submission to the Committee, or within such longer time as the Committee may unanimously decide, then each member of the Committee who does not approve such matter (whether by abstaining or by voting against such matter) shall, upon demand of Operator or any Committee member voting for approval of the matter, specify in a written statement his reasons for declining approval, and shall also state therein what alternative, if any, is acceptable to him. Such statement shall be submitted to the other Committee members within 10 days after expiration of the later of (i) the member's receipt of a demand for a written statement of his reasons for declining approval or (ii) such longer period as the Committee may decide upon unanimously. Each member who has not submitted such written statement within the time provided in the preceding sentence shall be deemed to have approved the matter as submitted by Operator. Immediately after receipt of such statements from Committee members representing at least 64% of the total Project Shares, Operator may refer the disputed matter to arbitration pursuant to Section 16 of this Agreement. If Operator elects not to do so and does not submit an alternative proposal, Committee members representing at least 64% of the total Project Shares may refer such matter to arbitration pursuant to
Section 16.

          (i) Any two Committee members may submit to the Committee any proposal which conforms with the requirements imposed on Operator under Section 15(g) by serving a copy of such proposal on all other Committee members. Within 15 days after receipt of such proposal, Operator shall submit one or more written alternative proposals. Such an alternative proposal may be that the Project continue to be operated or maintained in the manner previously planned. Reasonably promptly following receipt of such proposals, the Committee shall meet and vote on such proposals. If the Committee approves in accordance with this Section any of Operator's proposals, the proposal of the other Committee members shall be dismissed and Operator shall implement its approved proposal. If the Committee does not approve any of Operator's proposals, as they may be amended, the Committee shall vote on the proposal or proposals of the other Committee members and if the Committee approves in accordance with this Section any such proposal, Operator shall proceed with the approved proposal. If the Committee does not approve any of the proposals submitted, it shall require submission of further proposals or it shall dismiss all proposals. If the Committee does not require further proposals or dismisses all proposals, the Operator or the Committee members initially submitting any such proposal may submit their proposal to arbitration within 15 days after the Committee vote. The Arbitrator shall then consider Operator's proposal and determine if its proposal is in accordance with Prudent Utility Practice. If the arbitrator so determines, Operator shall proceed accordingly and the proposal of the other Committee members shall be dismissed. If the Arbitrator determines Operator's proposal is not in accordance with Prudent Utility Practice, he shall then consider the proposal of the other Committee members and determine if such proposal of such other Committee members is in accordance with Prudent Utility Practice. If the Arbitrator determines such proposal is in accordance with Prudent Utility Practice, Operator shall proceed with the proposal. If the Arbitrator determines that none of the proposals conforms with Prudent Utility Practice, he shall dismiss all proposals and terminate the arbitration.

          (j) Proposals for Elective Capital Additions in excess of $200,000 for any single such addition and $2,000,000 in the aggregate shall require approval of Committee members representing at least 64% of the total Project Shares.

          (k) The removal and replacement of the Operator shall require approval of Committee members as set forth in Section 6.

          (l)  Any of the specific dollar limitations contained in subsections
(iv), (vi) and (viii) of Section 15(f) and in Section 15(j) may be changed from time to time with approval of Committee members representing at least 64% of the total Project Shares.

16.  Arbitration
     -----------

          Any disputes, controversies or claims arising out of or relating to this Agreement or the breach, termination or validity thereof ("Dispute") which cannot be resolved through negotiations among the parties within thirty (30) days after receipt by a party or parties of written notice of a Dispute shall, upon demand of any party involved in the controversy, be settled by final and binding arbitration. The arbitration shall be conducted by one arbitrator in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, then in effect (the "Rules"), except as modified herein. The arbitration shall be held and the award shall be rendered in Baltimore, Maryland or such other location as may be agreed upon by the parties. If the parties agree that the dispute is a technical Dispute, the arbitrator shall be a person having expertise in the matter submitted. If the parties do not agree that the Dispute is a technical Dispute, the arbitrator shall be an attorney with at least ten (10) years experience in the negotiation and drafting of operating agreements for electric generating facilities, and an experienced arbitrator. If the parties cannot mutually agree upon an arbitrator within twenty (20) days of receipt by the respondent(s) of a copy of demand for arbitration, then upon the request of any party, the Arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The Arbitrator shall, if possible, render a written decision (stating the findings and conclusions upon which it is based) not later than sixty (60) days after his or her appointment, and such decision shall be conclusive, final and binding upon the parties and may be enforced in any court having jurisdiction. The administrative cost of the arbitration proceedings and the fees and expenses of the arbitrator shall be charged to Costs of Operation. Each party shall bear its own costs incurred in the arbitration, including but not limited to attorney's fees and expenses and the costs and expenses of its witnesses.

17.  Damage to the Project
     ---------------------

          With respect to clauses (a) and (b) below, at any time on or after the Final Commencement Date:

          (a) If the Project suffers damage to the extent that the estimate of the cost of repair is no more than 20% of the then-depreciated value of the Project, and if the Project Users do not unanimously agree that the Project shall be terminated and disassembled or sold pursuant to Section 29, Operator shall promptly submit a budget for the cost of repair of the Project and upon the Committee's approval of a budget, the Operator shall proceed to repair the Project.

          (b) If the Project suffers damage to the extent that the estimate of the cost of repair exceeds 20% of the then-depreciated value of the Project, and if the Project Users do not unanimously agree that the Project shall be terminated and disassembled or sold pursuant to Section 29, Operator shall determine the estimated fair market value of the Project if it were then terminated without repair and the estimated total cost of repair and shall promptly submit to the Committee its recommendation as to whether the Project should be repaired in whole or in part, and if not repaired in whole, what portions of the Project should be withdrawn from further service, removed from the Project and sold as salvage pursuant to Section 29. If Operator's recommendation to repair the Project is approved by the Committee, then Operator shall prepare a budget for the cost of repair and shall submit its recommendations together with its budget to the Committee.

               (i) Upon unanimous approval by the Committee of the recommendation and a budget, Operator shall proceed to repair the Project and each Project User shall pay (or cause to be paid) its Project Share of the cost of repair. If Operator's recommendation is to remove part or all of the Project from further service, then upon unanimous approval of the recommendation, the portion of the Project being removed from service shall be sold as salvage.

               (ii) In the event that one or more Project Users, but not all Project Users, desire that the Project be repaired, then each such Project User shall promptly give notice in writing to the other Project Users. If any Project User has given such notice, the Project Share of each Project User which has not given notice within 60 days after the giving of the initial notice shall be reduced at the time repairs commence to the extent determined by the following formula:

                           S\\r\\ = S\\o\\  V
                                          -----
                                          V + C

                     where

                     V         =   Fair Market Value of the Project if it were
                                   to be terminated without repair as
                                   unanimously agreed by the Committee or
                                   determined by arbitration

                     C         =   Estimated expenditures for repair

                     S\\o\\    =   Project Share prior to loss

                     S\\r\\    =   Reduced Project Share

At the same time, the sum of all of such reductions shall be added to the Project Shares of the Project Users giving such notice in the proportion that their respective Project Share bears to the total of the Project Shares of all Project Users giving such notice. Each of the Project Users shall pay or cause to be paid that part of the total cost of repair in the proportion that its Project Share bears to the total of the Project Shares of all Project Users giving such notice. Upon completion of repair, a second adjustment of the Project Share of each Project User will be made by substituting the actual expenditures for repair for the estimated expenditures in the above formula and adjusting the Project Share of each Project User to compensate for any increase or reduction of Project Share.

          (c) Solely for the purposes of this Section 16, the depreciated value of the Project at any time shall be based on the purchase price of the Project plus additions and less retirements.

18.  Release of Consequential Damages
     --------------------------------

          Each party hereto releases each other party hereto, and each of their respective directors, officers, employees and agents, from any consequential damages (including, but not limited to, any loss of use, revenue or profit and any replacement power costs) arising out of the failure by such other party to perform its obligations hereunder.

19.  Default
     -------

          (a) Upon failure of a Project User to make or cause to be made any payment when due, or of any Project User or Operator to perform or cause to be performed any other obligation to be performed by it pursuant to the terms, covenants and conditions contained in the Project Agreements, any other Project User or Operator may make written demand upon such Person for such payment or performance. Any Project User or Operator making such a demand shall concurrently deliver copies of the demand to all other Project Users and Owners.

          (b) If the failure of a Project User is to make a payment when due and such failure is not cured within five (5) days from the date of a demand made pursuant to Section 19(a), it shall constitute a default at the expiration of such five-day period.

          (c) If a Project User or, pursuant to the authority granted hereunder, an Operator, fails to perform any obligation contained in the Project Agreements other than to make payments when due and such failure is not cured within 30 days from the date of a demand made pursuant to Section 19(a) or, if it could not be cured within said 30 days, within a reasonable period after the date of such demand so long as such Project User or Operator is diligently pursuing a cure, it shall constitute a default at the expiration of such thirty-day (or longer, as applicable) period.

          (d) If a Project User or Operator shall dispute a default asserted against it, then such Project User or Operator shall timely make or cause to be made payment of any sums in dispute or perform the obligation in dispute, but may, in each case, do so under protest. Such protest shall be in writing and shall specify the reasons upon which the protest is based, and copies thereof shall be delivered to the other Project Users and Owners or to the Operator, as appropriate. Upon resolution of such dispute, the payments advanced or made between Project Users, as provided in this paragraph, shall be adjusted appropriately.

          (e) All disputes referred to in subsection (d) above shall be submitted to arbitration pursuant to Section 16 to determine the extent, if any, of the obligation of the Project User disputing such default. If payment or performance is timely made under protest, an act of default shall not be deemed to have occurred.

          (f) In the event that a Project User is in default because of failure to make payments when due, then the following shall occur during the period such Project User is in default unless the nondefaulting Project Users elect otherwise in writing:

               (i) The defaulting Project User shall have no right to schedule generation of, or receive its Project Share of, the power output of the Project; and

               (ii) The defaulting Project User's Project Share of the power output of the Project shall be deemed to be assigned to the Operator on behalf of the nondefaulting Project Users during the period of default. The Operator shall be authorized to order coal, schedule generation and otherwise operate the Project for the account of the defaulting Project User and to sell and transmit the Project User's Project Share of the power output and apply the proceeds thereof to the amounts owed by the defaulting Project User pursuant to the Project Agreements.

In the event of a default, the nondefaulting Project Users are authorized to execute, deliver and file on behalf of all Project Users such notices, demands, agreements, consents, financing statements, applications and other documents as are necessary or appropriate to implement the provisions of this subsection to the full extent legally possible; provided that, if the default is cured, the
                                  --------
nondefaulting Project Users shall take such reasonable action as may be requested by the Person curing such default to reflect the fact that such default has been cured. In the event that any of the provisions of this subsection are waived by nondefaulting Project Users or are held to be unenforceable by competent authority, then the remaining provisions shall be severable and in full force and effect.

          (g) Payments not made when due may be advanced by other Project Users and, if so advanced, shall bear interest until paid at the rate of 2% per month or the highest lawful rate, whichever is lower.

          (h) In addition to the rights granted in this Section 19, any nondefaulting Project User or Operator may take any action, at law or in equity, including an action for specific performance, to enforce this Agreement and to recover for any loss, damage or payment advances, including attorneys' fees and disbursements in all trial and appellate courts and collection costs incurred by reason of such default.

          (i) Subsection (f) above shall not create an encumbrance prior to the lien of any existing mortgage, loan or credit agreement of each Project User except to the extent permitted thereunder.

          (j) Each act or omission to act which becomes an act of default hereunder shall be treated as a separate act of default under this Section 19.

20.  Uncontrollable Forces
     ---------------------

          No party hereto shall be considered to be in default in the performance of any of its obligations hereunder, other than obligations of such party to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of a party hereto failing to perform, and which, by the exercise of reasonable diligence, such party is unable to overcome, and shall include but not be limited to an act of God, fire, flood, explosion, strikes, labor disputes, labor or materials shortages, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers or failure of any governmental agency to timely act. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch and shall take reasonable steps to mitigate any damages incurred by it during the period when such uncontrollable force resulted in such inability.

21.  Transfers and Assignments
     -------------------------

          Prior to the Commencement Date with respect to any Owner, no Owner or Project User may sell, assign or otherwise transfer its interest in the Project or any part thereof, except in accordance with Section 8.1 of the Participation Agreement. On and after the Commencement Date with respect to any Owner or Project User, all or any part of the interest of each Owner and Project User in the Project or any part thereof may be sold, assigned, or otherwise transferred to any Person so long as (i) simultaneously with such sale, assignment, or other transfer the Owner's or Project User's rights under the Project Agreements which relate to such interest are also sold, assigned, or otherwise transferred to the same Person or Persons, and such Person or Persons shall have assumed in writing all the obligations of the Owner or Project User making such sale, assignment, or other transfer under such Project Agreements and (ii) such Person has a consolidated tangible net worth of at least $75,000,000 or the obligations of such Person hereunder and under the other Project Agreements are guaranteed by a Person having a consolidated tangible net worth of at least $75,000,000. Any attempted or purported transfer made other than in accordance with this Section 22 either voluntarily or by operation of law shall be void and of no effect.

          Each Owner may assign as security its rights hereunder to any Person (the "Mortgagee") who holds a mortgage on the undivided interest of such Owner. The Mortgagee shall have no obligations hereunder as a result of such assignment. Upon foreclosure upon the undivided interest of such Owner the rights of such Owner hereunder may be transferred to the Person who acquires such undivided interest.

22.  Representations and Warranties of Parties
     -----------------------------------------

          Each of SEMA and each Owner hereby represents and warrants that:

          (a) It (i) is duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has the capacity and power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and (ii) is duly qualified to do business in and is in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.

          (b) It has full power and authority to execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

          (c) Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) contravenes any applicable law, order, writ, judgment, injunction, decree, determination, or award applicable to it or any of its respective properties or other assets, (ii) conflicts with, breaches or contravenes the provisions of any of its organizational documents or any Project Agreement to which it is party, or (iii) results in the creation or imposition of any lien or other encumbrance upon any of its property or assets, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) a default or event of default under any Project Agreement to which it is party.

          (d) No authorization, approval, or other action by, and no notice to or filing with, any Person or governmental authority is required to authorize, or is required in connection with the execution, delivery and performance of, this Agreement or the taking of any action by it hereby contemplated, except any that have been obtained as of the date hereof.

          (e) There are no actions, suits, or proceedings at law or in equity by or before any governmental authority now pending or, to the best of its knowledge after due inquiry, threatened against or affecting it or any of its properties or rights which could reasonably be expected to materially and adversely affect its right or ability to fulfill its obligations hereunder, or which questions or challenges the validity of this Agreement or any action taken or to be taken by it pursuant to this Agreement or in connection with the transactions contemplated hereby.

23.  Obligations Are Several
     -----------------------

          The obligations and liabilities of the Owners and Project Users hereunder are intended to be several and not joint or collective and no Owner or Project User shall be jointly or severally liable for the acts, omissions, or obligations of any other Owner or Project User. Nothing herein contained shall be construed to create an association, joint venture, or partnership, or impose a partnership duty, obligation or liability, among the Owners and/or Project Users. No Owner or Project User shall have a right or power to bind any other Owner or Project User without its express written consent, except as expressly provided in this Agreement.

24.  Notices
     -------

          Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof; provided such transmission
                                                      --------
is promptly confirmed by either of the methods set forth in clause (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

          All Owners
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, Delaware 19890-0001
          Attn: Corporate Trust Administration
          Facsimile No.: (302) 651-8882
          Telephone No.: (302) 651-1000

          SEMA

          1155 Perimeter Center West
          Atlanta, Georgia 30338-4780
          Attn: President
          Facsimile No.: (678) 579-7001
          Telephone No.: (678) 579-5000

25.  Implementation
     --------------

          Each Owner and Project User shall take such reasonable action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may be requested by any other Owner or Project User for the implementation of this Agreement.

26.  Conflict with Facility Leases
     -----------------------------

          Notwithstanding anything to the contrary herein, from and after the Closing Date and until the Final Commencement Date, should any provision of this Agreement be inconsistent with or in conflict with the provisions of any Facility Lease, the provisions of such Facility Lease shall be controlling for all purposes hereof.

27.  Regulatory Approval
     -------------------

          It is understood that transfers of property under this Agreement may be subject to the jurisdiction of local, state or federal regulatory agencies. Such transfers shall not be effective until all required approvals and all other required action by such agencies having jurisdiction shall have been obtained.

28.  Rule Against Perpetuities
     -------------------------

          The parties hereto do not intend any interest created by this Agreement to be a perpetuity or to be subject to invalidation under any applicable perpetuities rule; however, if the rule is to be applied, then the perpetuities period shall be twenty-one (21) years after the last to die of the currently living great-grandchildren and/or grandchildren and/or children of former United States President George H.W. Bush.

29.  Termination of Project
     ----------------------

          When the Project is no longer capable of, or can no longer be made capable of, producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction, or when part or all of the Project is removed from service, Operator shall make commercially reasonable efforts to sell all salable parts of the portion of the Project being removed from service to the highest bidders; provided, however, if the entire
                                             --------  -------
Project is being removed from service and if Operator should determine that the Project will bring a greater amount at salvage if sold as a unit, including the structures, than it would if it were dismantled and the salable parts removed and sold, then Operator may sell the Project as a unit to the highest bidder. After deducting all costs of terminating the Project, including, without limiting the generality of the foregoing, the cost of decommissioning, razing all structures and disposing of the debris and meeting all applicable requirements of law, Operator shall close any remaining Project accounts and, if there are net proceeds, distribute to each Owner its percentage share of such proceeds. In the event such costs of ending the Project exceed available funds, each Owner shall pay its percentage share of such excess as incurred.

30.  Term
     ----

          Subject to Section 28 or to earlier termination as agreed by all the Owners, this Agreement shall continue for so long as the Project or any part thereof as originally constructed, reconstructed or added to is, or can be made, capable of producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction plus any time required for terminating the Project as provided in Section 29.

31.  Waiver of Right to Partition
     ----------------------------

          So long as the Project or any part thereof as originally constructed, reconstructed or added to is used or useful for the generation of electric power and energy, the Owners waive their right to partition thereof, whether by partition in kind or sale and division of the proceeds, and agree that they will not resort to any action at law or in equity to partition the Project and further waive the benefit of all laws that may now or hereafter authorize such partition of the properties comprising the Project. It is agreed this covenant shall be deemed to run with the land. All instruments of conveyance which effect, evidence or vest each Owner's or Project User's respective ownership or leasehold, as applicable, interest in the Project shall contain this waiver of right to partition.

32.  Miscellaneous
     -------------

          (a) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

          (b) The singular of any term in this Agreement shall encompass the plural and the plural the singular, unless the context otherwise indicates.

          (c) This Agreement shall be construed in accordance with the laws of the State of Maryland.

          (d) This Agreement shall not be amended or supplemented except by written instrument executed, acknowledged and delivered by all of the parties hereto.

          (e) This Agreement may be signed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                           [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts as of the date first written above.

                                   MORGANTOWN OL1 LLC

                                   By:  Wilmington Trust Company, not in its
                                        individual capacity, but solely as
                                        Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                        Name: W. Chris Sponenberg
                                        Title: Assistant Vice President

                                   MORGANTOWN OL2 LLC

                                   By:  Wilmington Trust Company, not in its
                                        individual capacity, but solely as
                                        Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                        Name: W. Chris Sponenberg
                                        Title: Assistant Vice President

                                   MORGANTOWN OL3 LLC

                                   By:  Wilmington Trust Company, not in its
                                        individual capacity, but solely as
                                        Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                        Name: W. Chris Sponenberg
                                        Title: Assistant Vice President

                                Signature Page

                                   MORGANTOWN OL4 LLC

                                   By: Wilmington Trust Company, not in its
                                       individual capacity, but solely as
                                       Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                       Name: W. Chris Sponenberg
                                       Title: Assistant Vice President

                                   MORGANTOWN OL5 LLC

                                   By: Wilmington Trust Company, not in its
                                       individual capacity, but solely as
                                       Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                       Name: W. Chris Sponenberg
                                       Title: Assistant Vice President

                                   MORGANTOWN OL6 LLC

                                   By: Wilmington Trust Company, not in its
                                       individual capacity, but solely as
                                       Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                       Name: W. Chris Sponenberg
                                       Title: Assistant Vice President

                                Signature Page

                                   MORGANTOWN OL7 LLC

                                   By: Wilmington Trust Company, not in its
                                       individual capacity, but solely as
                                       Owner Manager

                                   By: /s/ W. Chris Sponenberg
                                       -----------------------------------------
                                       Name: W. Chris Sponenberg
                                       Title: Assistant Vice President

                                   SOUTHERN ENERGY MID-ATLANTIC, LLC

                                   By: /s/ Jennifer A. Cohen
                                       -----------------------------------------
                                       Name: Jennifer A. Cohen
                                       Title: Vice President

                                Signature Page